EXHIBIT 99.1

Press Release

For further information, please contact:
Paradigm Genetics, Inc.	Noonan Russo Presence Euro RSCG
Melissa Matson	Brian Ritchie/Mark Vincent
Director, Corporate Communications	212-845-4200
919-425-3000

PARADIGM GENETICS ANNOUNCES

2004 FIRST QUARTER FINANCIAL RESULTS

— Net loss improves 11%, revenue up 20%

and cash burn down compared to first quarter 2003—

RESEARCH TRIANGLE PARK, NC, April 26, 2004 — Paradigm Genetics, Inc. (Nasdaq: PDGM), a biotechnology company, today reported financial results for the quarter ended March 31, 2004. The Company reported improved net loss, increased revenue and improved cash burn for the first quarter 2004, as compared to the same period in 2003.

Paradigm Genetics reported a first quarter 2004 net loss of $3.7 million, or $0.11 per common share. This represents an improvement over the first quarter 2003 net loss of $4.1 million, or $0.13 per common share.

Total revenue for the first quarter 2004 increased to $4.9 million as compared to $4.1 million in the first quarter 2003. First quarter 2004 revenue from Paradigm’s ongoing contracts with Bayer CropScience and Monsanto remained in line with management expectations, as did revenue from the start-up phase of the Company’s new contract with Pioneer Hi-Bred. Increases in first quarter 2004 revenue related to the Company’s Paradigm Array Labs services, which began operations during the second half 2003, and also from its contract with the National Institute of Environmental Health Sciences, were less than expected due to temporary vendor difficulties.

Total operating expenses for the first quarter 2004 increased to $8.5 million compared to $8.1 million in first quarter 2003. This increase is primarily due to targeted investments the company is making to accelerate R&D programs in human health and agriculture. The approximately $0.8 million, or 13%, increase in R&D expenses was partially offset by productivity gains and also by cost reductions of approximately $0.3 million, or 16%, in SG&A expenses.

The net decrease in cash, cash equivalents and investments (“cash burn”) for the first quarter 2004 was reduced by 73% to $1.1 million from $4.0 million during the same period in 2003. This improvement is due primarily to reduced losses and the $2.5 million in cash proceeds related to the acquisition of TissueInformatics, offset in part by the repayment of $0.8 million on the line of credit with Silicon Valley Bank.

As of March 31, 2004, the Company reported unrestricted cash, cash equivalents and short-term investments in the amount of $15.2 million.

The Company also indicated that the terms of a financial covenant related to the quick ratio in its debt financing with Silicon Valley Bank have been modified to provide the company with greater flexibility to continue targeted investments in R&D.

“During the first quarter, we managed our cash, while making careful decisions about where to invest in programs with the greatest potential to build value,” said Heinrich Gugger, Ph.D., President and CEO of Paradigm Genetics. “We were very pleased to see that the potential of biomarkers, including gene-based biomarkers, as a tool for improving the drug development process is increasingly being recognized by regulatory agencies. For example, the FDA, in a recent report, stated that ‘biomarkers of safety and effectiveness are urgently needed to improve predictability and efficiency along the critical path from laboratory concepts to commercial product.’1 We believe that it is the discovery of biomarkers as well as novel drug targets and agrichemicals that will ultimately drive the value of this Company.”

On March 11, 2004, Paradigm completed the acquisition of TissueInformatics.Inc and issued 3.4 million shares of common stock valued at $4.6 million based on the average closing price of Paradigm Genetics’ stock around the date of the acquisition. An additional 2.7 million shares may be payable on an “earn-out” basis contingent upon the successful achievement of performance milestones on or before December 31, 2004. Based upon preliminary estimates of the fair values of the assets acquired and the liabilities assumed, the opening balance sheet at the date of the acquisition included approximately $7.7 million of assets (including $2.5 million in cash and $4.2 million in intangible assets) and $3.1 million of liabilities (including an estimate of $2.6 million in contingent purchase consideration related to the performance milestones). The acquisition had minimal impact on operating results, as Paradigm Genetics and TissueInformatics had combined operations for only 14 business days in the first quarter 2004.

About Paradigm Genetics

Paradigm Genetics is a biotechnology company discovering safer, more effective drugs and agrichemicals by exploiting the power of systems biology. Paradigm Genetics has major collaborations with the National Institute of Environmental Health Sciences, Bayer CropScience, the Monsanto Company, Pioneer Hi-Bred International, the National Institute of Standards & Technology’s Advanced Technology Program, and L’Oréal Inc. For more information, visit www.ParadigmGenetics.com.

Quarterly Conference Call

Paradigm will host a conference call at 8:30 a.m. ET on Tuesday, April 27, 2004 to review financial results for the three months ended March 31, 2004. This call will be webcast via the Internet at www.paradigmgenetics.com, where any supplemental financial information will be available, and will be accessible through the investor relations section and home page of Paradigm’s web site. To listen to the call via telephone, dial 888-202-2422 (U.S. and Canadian callers) or 913-981-5592 (international callers) and enter conference ID #780147. A taped replay will be available at 888-203-1112 from 11:30 a.m. on April 27, 2004 through midnight on April 30, 2004.

Financial Charts Follow

[1]	“Challenge and Opportunity on the Critical Path to New Medical Products,” Food and Drug Administration; March 2004 http://www.fda.gov/oc/initiatives/criticalpath/ and “Guidance for industry: Pharmacogenomic Data Submissions,” Food and Drug Administration; November 2003 http://www.fda.gov/cder/guidance/5900dft.pdf

PARADIGM GENETICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, (unaudited)
	2004	2003
Revenues:
Commercial partnerships	$4,365,000	$3,839,000
Grant revenues	523,000	228,000
Total revenues	4,888,000	4,067,000

Operating expenses:
Research and development (includes $1,000 and $136,000 of stock based compensation expense for the three months ended March 31, 2004 and March 31, 2003, respectively)	6,634,000	5,850,000

Selling, general and administrative (includes $1,000 and $149,000 of stock based compensation expense for the three months ended March 31, 2004 and March 31, 2003 respectively)	1,886,000	2,234,000

Total operating expenses	8,520,000	8,084,000

Loss from operations	(3,632,000)	(4,017,000)

Other Interest income (expense), net	(62,000)	(125,000)

Net loss from continuing operations	(3,694,000)	(4,142,000)

Discontinued operations	23,000	25,000

Net loss attributable to common stockholders	$(3,671,000)	$(4,117,000)

Net loss per share – basic and diluted
Loss for continuing operations	$(0.11)	$(0.13)

Loss from discontinued operations	—	—

Net loss per share	$(0.11)	$(0.13)

Weighted average common shares outstanding - basic and diluted	33,425,000	32,041,000

Paradigm Genetics, Inc.

2003 First-Quarter Results

Condensed Balance Sheet Data

	March 31, 2004 (unaudited)	December 31, 2003
Assets:
Cash, cash equivalents, short-term investments	$15,193,000	$16,285,000
Other current assets	2,681,000	4,005,000
Total Current Assets	17,874,000	20,290,000
Property plant & equipment net	17,447,000	17,337,000
Other noncurrent assets	6,370,000	1,827,000
Total Assets	$41,691,000	$39,454,000
Liabilities and Stockholders’ Equity:
Current liabilities	15,246,000	16,094,000
Long-term obligations	3,329,000	3,846,000
Contingent Purchase Consideration	2,578,000	—
Stockholders’ equity	20,538,000	19,514,000
Total Liabilities and Stockholders’ Equity	$41,691,000	$39,454,000

Paradigm Genetics, Inc.

Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,

Short – Term and Long – Term Investments (See Note Below)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net cash used in operating activities	$(1,564,000)	$(2,889,000)

Net cash provided by (used in) investing activities, excluding purchases and maturities of short-term investments	1,895,000	(17,000)

Net cash (used in) financing activities	(1,423,000)	(1,104,000)

Net (decrease) in cash, cash equivalents, short-term investments	(1,092,000)	(4,010,000)

Cash, cash equivalents, short-term investments, beginning of period	16,285,000	21,232,000
Cash, cash equivalents, short-term investments, end of period	$15,193,000	$17,222,000

Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes short-term investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with generally accepted accounting principles in the U.S.

Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities and unrealized gains and losses on investments in the amount of $3.0 million and $6.1 million for the three months ended March 31, 2004 and 2003, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short -term investments of $9.1 million as of December 31, 2003 and $6.1 million as of March 31, 2004; and short and long-term investments of $15.3 million as of December 31, 2002 and $9.3 million as of March 31, 2003. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

This press release contains forward-looking statements, including statements regarding the Company’s expectations for using its systems biology platform to discover biomarkers and inaccessible targets for small molecule discovery. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

— end —

5